Liberty Energy Inc. Announces First Quarter 2026 Financial and Operational Results
April 22, 2026
Liberty Energy Inc. (NYSE: LBRT; “Liberty” or the “Company”) today reported first quarter 2026 financial and operational results.
Summary Results and Highlights
•Revenue of $1.0 billion, a 4% year-over-year increase
•Net income of $23 million, or $0.14 fully diluted earnings per share (“EPS”)
•Adjusted EBITDA1 of $126 million
•Distributed $15 million to shareholders through cash dividends
•Completed two convertible senior notes offerings totaling approximately $1.3 billion for long-term growth initiatives, including capped call transactions with a 150% premium to the reference share price
•Expanded Liberty Advanced Equipment Technologies (LAET) to include integrated power generation system packaging, strengthening the Company’s in-house engineering and systems integration capabilities
•Enhanced LAET with advanced testing, evaluation, and optimization capabilities for multi-OEM power generation systems under transient load conditions and dynamic operating profiles, while advancing proprietary controls and software for future deployment
•Commenced commercial deployment of the latest digiPrimeSM technology, featuring the industry’s only 100% natural gas pump with variable speed capability
“Our first quarter results were driven by outsized demand for Liberty’s premium completions service offering, outstanding operational execution, and technology-driven efficiency gains. Revenue of $1.0 billion and Adjusted EBITDA of $126 million reflected record pumping efficiencies and high fleet utilization while absorbing the full realization of pricing headwinds and winter weather disruptions,” commented Ron Gusek, Chief Executive Officer. “Momentum is accelerating, driven by an unprecedented oil and gas supply disruption and renewed focus on the importance of energy security. By strategically investing through the period of completions industry softness, Liberty is well positioned to generate superior returns as the industry strengthens from cyclical lows.”
“Distributed power generation demand continues to build as grid interconnection bottlenecks, utility imposed operational constraints, and system congestion drive hyperscalers toward onsite power as the preferred long-term model. This shift is reinforced by extraordinary hyperscaler investment in infrastructure supporting voracious demand for AI enabled productivity increases. Widening policy mandates that seek to expand generation capacity while providing grid resilience within local communities further encourage distributed power solutions,” continued Mr. Gusek. “As customer requirements grow more complex, Liberty is engaged in more direct collaboration with hyperscalers, expanding beyond the developer ecosystem. Large load customers are increasingly prioritizing fully integrated, end-to-end power solutions that bring together land, fuel sourcing, midstream and generation infrastructure, grid interconnection, on-site power delivery, load optimization, and lifecycle operations. Liberty Power Innovations (LPI) provides seamlessly delivered power through a single trusted partner.”
“Onsite power is a complex operational symphony that requires a sophisticated ecosystem of telemetry, logistics, and technical readiness. At LPI, we have built a comprehensive execution solution designed to manage this complexity at scale, from a globally integrated supply chain and a mobilized workforce to an AI-driven technology overlay to ensure peak performance. Our commitment to reliability is anchored by our LAET advanced testing facility, where we rigorously validate the integration of hardware, software, and dynamic load-following capabilities before they ever reach the field,” continued Mr. Gusek. “This deep integration of people, parts, and
1    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
2    “Adjusted Net Income” and “Adjusted Net Income per Diluted Share” are not presented in accordance with U.S. GAAP. Please see the supplemental financial information in the table under “Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and Adjusted Net Income per Diluted Share” at the end of this earnings release for a reconciliation of the non-GAAP financial measures of Adjusted Net Income and Adjusted Net Income per Diluted Share to the most directly comparable GAAP financial measures.

systems provides our customers with the operational certainty required to power the next generation of data center demand.”
“Liberty is pushing frac efficiencies to new heights through the integration of real-time execution control and continuously learning intelligence. StimCommander, our advanced fleet control software, automates rate and pressure control in real time to improve stage consistency and reduce variability, while Forge, our cloud-based optimization platform, continuously learns from fleet-wide data to enhance performance over time through closed-loop feedback. Together, they create a system that compounds efficiency across every stage of execution, delivering more consistent operations and a lower cost per barrel of oil,” commented Mr. Gusek. “In today’s high oil price environment, operators are increasingly focused on total fuel consumption and wellsite efficiency, and our integrated system delivers meaningful reductions in fuel intensity and optimization of natural gas substitution in dual fuel systems. The performance gap between industry frac fleets is increasingly defined by the strength of this digital intelligence layer, allowing us to support improved well economics.”
“Liberty’s success is based on innovation and disciplined investment, consistently seizing opportunities through every phase of the cycle. We have strengthened our platform and enhanced our ability to deliver differentiated performance, positioning us well to benefit from both cyclical recovery in the oilfield and the secular growth in power demand,” commented Mr. Gusek. “During the first quarter, we executed $1.3 billion in convertible debt offerings, further strengthening our financial flexibility and positioning us for durable long-term growth. Concurrently, we entered capped call transactions at a 150% premium to the reference share price, designed to preserve substantial upside for shareholders by meaningfully reducing potential dilution from these offerings as we execute on the opportunity ahead. Recent events have reinforced the importance of energy diversification for global consumers, and we are proud to support the growth of reliable energy sources worldwide, including through our alliances and investments in Oklo, Fervo, and the Australian Beetaloo shale basin.”
Outlook
The structural disruption in the Middle East has catalyzed a fundamental shift in global supply side dynamics, establishing a higher baseline for energy security and recalibrating the risk profile of regional supply. In oil markets, the conflict in Iran has driven attacks on regional energy infrastructure and the unprecedented effective closure of the Strait of Hormuz, inducing higher oil prices and raising the prospect of a sustained increase in supply side risk premiums. In parallel, global LNG markets may face multi-year supply constraints following recent attacks on Qatar’s Ras Laffan hub and other regional gas infrastructure. The resulting shock is most acute in Asia, where high import dependence is forcing demand rationing amid constrained physical supply. Over time, this dynamic may support structural tailwinds for North America, as global consumers reevaluate energy supply chains and diversify sourcing, with greater reliance on U.S. and Canadian sourced oil and refined product supply.
As the markets weigh rising concerns over physical oil and gas supply shortages against potential ceasefire implications, North American E&P companies are evaluating a range of macroeconomic scenarios. The recent rise in oil prices is well above early year expectations, now driving substantially better E&P economics with greater potential for increased free cash flow generation.
Entering the year, service companies recalibrated frac fleet supply for flattish activity expectations, resulting in a tighter balance to meet expected demand. Pricing pressure and softer activity over the past few years led to accelerated equipment cannibalization, fleet attrition, and underinvestment in next generation technology. Emerging strength in frac markets, driven by more price-responsive private E&Ps and accelerated DUC activity, is enabling earlier than anticipated pricing recovery from cyclical lows at the start of the year.
U.S. power demand estimates continue to accelerate, exemplified by ERCOT’s recent projections that Texas grid demand could quadruple by 2032. This significant expansion is being met by a fundamental shift in the commercial landscape. Hyperscalers and other large load customers are increasingly relying on distributed power service providers to self-generate and bypass traditional grid constraints. LPI is uniquely positioned as the enabling infrastructure provider supporting customers as they transform from large scale power consumers to more localized, on-site energy users rather than grid dependent power users. LPI’s scalable, decentralized power solutions provide the critical operational infrastructure for these large load customers, with the ability to support local grid stability.

“As the world’s largest producer of oil and gas, North America plays a vital role in delivering reliable, affordable energy supply, supporting domestic industrial activity and power demand, and providing strategic leverage in the geopolitical landscape,” commented Mr. Gusek. “We believe the long-term value of North American energy will see greater recognition as the cornerstone of global energy security. Liberty leads the innovation in technology and services that define North America’s ability to serve the growing need for secure energy.”
“In the second quarter, we expect sequential growth in revenue on increased utilization and corresponding improvement in profitability,” continued Mr. Gusek. “While a challenging market in recent years led many to retrench investment, we chose to lean in and accelerate strategic investments. We have fortified our competitive advantages in power and completion technologies and are well prepared to meet the rising demand for our services that Liberty is seeing today.”
Cash Dividend
During the quarter ended March 31, 2026, the Company paid a quarterly cash dividend of $0.09 per share of Class A common stock, or approximately $15 million in aggregate to shareholders.
On April 14, 2026, the Board declared a cash dividend of $0.09 per share of Class A common stock, to be paid on June 18, 2026 to holders of record as of June 4, 2026.
Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
First Quarter Results
For the first quarter of 2026, revenue was $1.0 billion, an increase of 4% from $977 million in the first quarter of 2025 and a decrease of 2% from $1.0 billion in the fourth quarter of 2025.
Net income (after taxes) totaled $23 million for the first quarter of 2026 compared to $20 million in the first quarter of 2025 and $14 million in the fourth quarter of 2025.
Adjusted Net Income2 totaled $10 million for the first quarter of 2026 compared to $7 million in the first quarter of 2025 and $8 million in the fourth quarter of 2025.
Adjusted EBITDA1 of $126 million for the first quarter of 2026 decreased 25% from $168 million in the first quarter of 2025 and decreased 20% from $158 million in the fourth quarter of 2025.
Fully diluted earnings per share of $0.14 for the first quarter of 2026 compared to $0.12 for the first quarter of 2025 and $0.08 for the fourth quarter of 2025.
Adjusted Net Income per Diluted Share2 of $0.06 for the first quarter of 2026 compared to $0.04 for the first quarter of 2025 and $0.05 for the fourth quarter of 2025.
Please refer to the tables at the end of this earnings release for a reconciliation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Diluted Share (each, a non-GAAP financial measure) to the most directly comparable GAAP financial measures.
Balance Sheet and Liquidity
As of March 31, 2026, Liberty had cash on hand of $699 million and total debt of approximately $1.3 billion, primarily consisting of the senior convertible notes issued during the quarter. As of March 31, 2026, the Company had no balance drawn on the secured asset-based revolving credit facility, except for $19 million in letters of credit outstanding. Total liquidity, including availability under the credit facility, was approximately $1.2 billion as of March 31, 2026.

During the three months ended March 31, 2026, the Company issued $770 million aggregate principal amount of 0.0% Senior Convertible Notes due March 1, 2031 and $525 million aggregate principal amount of 0.0% Senior Convertible Notes due March 1, 2032. Concurrently, the Company entered into capped call transactions with an initial cap price representing a 150% premium over the Company’s stock price at pricing, designed to reduce potential dilution to common stockholders upon conversion of the notes. Net proceeds were used to fund the capped call transactions, repay outstanding borrowings under the revolving credit facility, and for general corporate purposes, including enhancing liquidity and supporting future growth initiatives.
Conference Call
Liberty will host a conference call to discuss the results at 7:00 a.m. Mountain Time (9:00 a.m. Eastern Time) on Thursday, April 23, 2026. Presenting Liberty’s results will be Ron Gusek, President and Chief Executive Officer, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers, (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyenergy.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (855) 669-9658, or for international callers (412) 317-0088. The passcode for the replay is 2082739. The replay will be available until April 30, 2026.
About Liberty
Liberty Energy Inc. (NYSE: LBRT) is a leading energy services company. Liberty is one of the largest providers of completion services and technologies to onshore oil, natural gas, and enhanced geothermal energy producers in North America. Liberty also owns and operates Liberty Power Innovations LLC, providing advanced distributed power and energy storage solutions, supported by strategic relationships across advanced nuclear, enhanced geothermal, and battery energy storage systems, serving the commercial and industrial, data center, energy, and mining industries. Liberty was founded in 2011 with a relentless focus on value creation through a culture of innovation and excellence and the development of next generation technology. Liberty is headquartered in Denver, Colorado. For more information, please visit www.libertyenergy.com and www.libertypowerinnovations.com, or contact Investor Relations at IR@libertyenergy.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, and Adjusted Pre-Tax Return on Capital Employed (“ROCE”). We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock-based compensation, new fleet or new basin start-up costs, fleet lay-down costs, gain or loss on the disposal of assets, gain or loss on investments, net, bad debt reserves, transaction and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements, and other non-recurring expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under U.S. GAAP.
We present Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per Diluted Share because we believe such measures provide useful information to investors regarding our operating performance by excluding the after-tax impacts of unusual or one-time benefits or costs, including items such as gain or loss on investments, net and transaction and other costs, primarily because management views the excluded items to be outside of our normal operating results. We define Adjusted Net (Loss) Income as net income after eliminating the effects of such excluded items and Adjusted Net (Loss) Income per Diluted Share as Adjusted Net (Loss) Income divided by the number of weighted average diluted shares outstanding. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in our business.

We define ROCE as the ratio of adjusted pre-tax net income (adding back income tax and certain adjustments that include tax receivable agreement impacts, gain or loss on investments, net, and transaction and other costs, when applicable) for the twelve months ended March 31, 2026 to Average Capital Employed. Average Capital Employed is the simple average of total capital employed (both debt and equity) as of March 31, 2026 and March 31, 2025. ROCE is presented based on our management’s belief that this non-GAAP measure is useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE for that purpose. ROCE is not a measure of financial performance under U.S. GAAP and should not be considered an alternative to net income, as defined by U.S. GAAP.
Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP financial measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, among others, our expected growth from recent acquisitions, expected performance, expectations regarding the success of our distributed power business, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, power demand and outlook for the power industry, future global economic conditions, the impact of worldwide political, military and armed conflict (including the impact of the ongoing conflict with Iran and the closure of the Strait of Hormuz), the impact of announcements and changes in oil production quotas by oil exporting countries, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the impact of policy, legislative, and regulatory changes, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations in addition to other estimates, and beliefs. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We may use the words “estimate,” “outlook,” “project,” “forecast,” “position,” “potential,” “likely,” “believe,” “anticipate,” “assume,” “plan,” “expect,” “intend,” “achievable,” “may,” “will,” “continue,” “should,” “could” and similar expressions to help identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. We cannot assure you that our assumptions and expectations will prove to be correct. Important factors, many of which are beyond our control, could cause our actual results to differ materially from those indicated or implied by forward-looking statements, including but not limited to the risks and uncertainties described in our most recently filed Annual Report on Form 10-K for the year ended December 31, 2025, (the “Annual Report”), and other filings that we make with the U.S. Securities and Exchange Commission (the “SEC”). We undertake no intention or obligation to update or revise any forward-looking statements, except as required by law, whether as a result of new information, future events or otherwise and readers should not rely on the forward-looking statements as representing the Company’s views as of any date subsequent to the date of the filing of the Quarterly Report on Form 10-Q. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
All forward-looking statements, expressed or implied, included in this Quarterly Report are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Contact:
Michael Stock
Chief Financial Officer
Anjali Voria, CFA
Vice President of Investor Relations
303-515-2851
IR@libertyenergy.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$1,021,184	$1,038,737	$977,461
Costs of services (exclusive of depreciation, depletion, and amortization shown separately below)	843,817	824,625	761,616
General and administrative (1)	59,543	65,033	65,775
Transaction and other costs	—	29	811
Depreciation, depletion, and amortization	114,059	120,243	127,742
(Gain) loss on disposal of assets, net	(18,513)	8,925	3,345
Total operating costs and expenses	998,906	1,018,855	959,289
Operating income	22,278	19,882	18,172
Gain on remeasurement of liability under tax receivable agreements	—	(147)	—
Gain on investments, net	(17,316)	(6,759)	(19,288)
Interest expense, net	7,731	9,699	9,543
Net income before income taxes	31,863	17,089	27,917
Income tax expense	9,305	3,399	7,806
Net income	22,558	13,690	20,111
Net income per common share:
Basic	$0.14	$0.08	$0.12
Diluted	$0.14	$0.08	$0.12
Weighted average common shares outstanding:
Basic	162,046	161,967	161,938
Diluted	166,255	166,027	165,784

Other Financial and Operational Data
Capital expenditures (2)	$133,426	$202,843	$120,878
Adjusted EBITDA (3)	$125,850	$157,519	$168,150

(1)General and administrative costs for the three months ended March 31, 2025 include $10.2 million of non-cash stock-based compensation expense related to the resignation of the Company’s former Chief Executive Officer upon confirmation as Secretary of Energy of the United States.
(2)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(3)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$699,146	$27,554
Accounts receivable and unbilled revenue	729,435	605,370
Inventories	185,259	188,125
Prepaids and other current assets	66,634	56,921
Total current assets	1,680,474	877,970
Property and equipment, net	2,136,628	2,054,185
Operating and finance lease right-of-use assets	388,957	407,452
Other assets	150,394	147,858
Investment in equity securities	87,029	70,840
Total assets	$4,443,482	$3,558,305
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$642,183	$598,658
Current portion of operating and finance lease liabilities	110,507	116,598
Current portion of long-term debt	7,143	5,097
Total current liabilities	759,833	720,353
Long-term debt, net of current portion and deferred financing costs	1,271,350	241,510
Noncurrent portion of operating and finance lease liabilities	234,152	255,081
Deferred tax liability	162,905	195,602
Payable pursuant to tax receivable agreements	66,870	66,870
Total liabilities	2,495,110	1,479,416

Stockholders’ equity:
Common stock	1,621	1,620
Additional paid in capital	842,359	978,384
Retained earnings	1,120,082	1,112,747
Accumulated other comprehensive loss	(15,690)	(13,862)
Total stockholders’ equity	1,948,372	2,078,889
Total liabilities and equity	$4,443,482	$3,558,305

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Net income	$22,558	$13,690	$20,111
Depreciation, depletion, and amortization	114,059	120,243	127,742
Interest expense, net	7,731	9,699	9,543
Income tax expense	9,305	3,399	7,806
EBITDA	$153,653	$147,031	$165,202
Stock-based compensation expense	8,026	8,440	18,080
Gain on investments, net	(17,316)	(6,759)	(19,288)
(Gain) loss on disposal of assets, net	(18,513)	8,925	3,345
Gain on remeasurement of liability under tax receivable agreement	—	(147)	—
Transaction and other costs	—	29	811
Adjusted EBITDA	$125,850	$157,519	$168,150

Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and Adjusted Net Income per Diluted Share
	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Net income	$22,558	$13,690	$20,111
Adjustments:
Less: Gain on investments, net	(17,316)	(6,759)	(19,288)
Add back: Transaction and other costs	—	29	811
Total adjustments, before income taxes	(17,316)	(6,730)	(18,477)
Income tax effect of adjustments	(5,056)	(853)	(5,174)
Adjusted Net Income	$10,298	$7,813	$6,808

Diluted weighted average common shares outstanding	166,255	166,027	165,784
Net income per diluted share	$0.14	$0.08	$0.12
Adjusted Net Income per Diluted Share	$0.06	$0.05	$0.04

Calculation of Adjusted Pre-Tax Return on Capital Employed
	Twelve Months Ended
	March 31,
	2026	2025
Net income	$150,319
Add back: Income tax expense	48,818
Less: Gain on remeasurement of liability under tax receivable agreements (1)	(147)
Less: Gain on investments, net	(160,670)
Add back: Transaction and other costs	29
Adjusted Pre-tax net income	$38,349
Capital Employed
Total debt	$1,278,493	$210,000
Total equity	1,948,372	1,974,112
Total Capital Employed	$3,226,865	$2,184,112

Average Capital Employed (2)	$2,705,489
Adjusted Pre-Tax Return on Capital Employed (3)	1%

(1)Gain on remeasurement of the liability under tax receivable agreements is a result of a change in the estimated future effective tax rate and should be excluded in the determination of adjusted pre-tax return on capital employed.
(2)Average Capital Employed is the simple average of Total Capital Employed as of March 31, 2026 and 2025.
(3)Adjusted Pre-tax Return on Capital Employed is the ratio of Adjusted pre-tax net income for the twelve months ended March 31, 2026 to Average Capital Employed.